Ardent Mines Ltd. Signs Exclusive Brazil Mineral Rights Option

Ardent Mines Ltd. signs an Exclusive Option to acquire significant mineral rights in Carajas - Brazil, furthering its Brazil gold mining focus.

May 31, 2011 (PR Newswire) —

NEW YORK, May 31, 2011 /PRNewswire/ — Ardent Mines Limited (OTC Bulletin Board: ADNT) ("Ardent Mines" and the "Company") announced that it has executed an exclusive option to acquire mineral rights in a highly mineralized area of 10,000 Hectares located in the Carajas Mineral Province, State of Para, known worldwide as one of the richest Brazilian mining areas.  The transaction was executed in Brasilia on May 26, 2011 between Gold Hills Mining Ltda. – Ardent Mine's fully owned Brazilian subsidiary - and the COOPEMIC - Cooperativa dos Produtores de Minerios de Curionopolis.

The Serra dos Carajas Mineral Province is a distinct geologic region, well known worldwide for hosting Brazil's largest known iron, copper and gold deposits. In addition, there are world-class mines of nickel, manganese and bauxite in the Province.

Pursuant to the Exclusive Option Agreement, Ardent Mines expects to acquire after a short due diligence process, the mineral rights on the Serra do Sereno property, which has been initially prospected by major international mining companies. As per public records in Brazil, the property was initially prospected by Anglo American Brasil Ltda with significant indications of gold and copper presence found. Several local and international mining concerns including Anglo American and Votorantim Group applied for, and disputed the exploration rights, but the local Cooperative of Miners was able to secure all rights.  Ardent Mines is pleased to have reached an agreement with the COOPEMIC, that allows Ardent Mines to initially acquire a 70% interest, and eventually the totality of the mineral rights, after confirmation of mineral resources upon the execution of an initial exploration campaign estimated to take 12 to 18 months. Ardent Mines expects to invest between $5 million and $10 million in such initial exploration campaign, which the Company plans to commence shortly after the mineral rights are transferred to the Company's Brazilian subsidiary.

Mr. Luciano Borges, President of Gold Hills Mining Ltda., Board Member of Ardent Mines Ltd. and former Vice Minister of Mines of Brazil, commented on the merits of the property: "The Serra do Sereno property is located in one of the most important mining districts of Brazil, where world class deposits of copper, gold and iron have been discovered over the last three decades by some of the largest international industrial mining companies, yet new significant discoveries are still suggesting an enormous potential to be explored, as proven recently by the successful reassessment of the nearby Serra Pelada gold deposit made by Colossus Minerals. Initial exploration works and previous informal mining activity that include shallow shafts and galleries clearly indicate that this specific property has excellent potential for gold and copper.  The property appears to be an extension of the neighboring iron ore copper gold zone in which millions of tons of copper and millions of ounces of gold resources have already been confirmed.  We are very pleased with the agreement reached with the COOPEMIC, and look forward to a highly successful exploration campaign."

Mr. Leonardo Riera, Ardent Mines' Chief Executive Officer added: "This second acquisition clearly reflects the Company's strategy to focus on the exploration and development of prime, high-grade, gold mining properties in Latin America with emphasis on Brazil. Our success in securing two excellent properties in the northeast area of the country, with potential gold content in the millions of ounces of gold each, calls for a focused exploration effort. We strongly feel that our shareholders will benefit from this focused strategy, and even though we will continue to evaluate potential targets, we mostly look forward to re-launching our property acquisition efforts after the exploration campaigns on Gold Hills and Serra do Sereno are at advanced stages."

About Ardent Mines Limited:

Ardent is positioning itself to develop low cost gold and silver mining operations in Latin America, with emphasis on Brazil. Ardent Mines owns a 100% interest in Gold Hills Mining Ltda., which in turn owns mineral rights on 3,500 Hectares, covering a highly-mineralized vein containing high grades of gold.  Ardent Mines also has an exclusive option to acquire the mineral rights on the Serra do Sereno property, located in Carajas - Brazil, one of the better known mining districts in the world. Ardent Mines is headquartered in New York, and has a field office in Brasilia. The Company has 15,250,000 shares outstanding, and trades under the ticker symbol ADNT.OB.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof.  The information provided herein may include forward-looking statements.  These forward-looking statements may be identified by the use of terms and phrases such as "anticipates," "believes," "can," "could," "estimates," "expects," "forecasts," "intends," "anticipates", "indicates", "may," "plans," "projects," "targets," "will," and similar expressions or variations of these terms and similar phrases.  These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Such forward-looking statements include, without limitation, projections about our possible future results, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.  Additionally, statements concerning future matters such as exploration, assays, indicative operations and other statements regarding matters that are not historical are forward-looking statements.  Management cautions that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, regulatory and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.  There is no certainty or assurance that any prospective events referenced as forward-looking statements will be achieved.  The Company undertakes no duty to provide updates with respect to matters disclosed in this press release.  Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the filings made by Ardent Mines Limited with the U.S. Securities & Exchange Commission.

www.ardentmines.com

SOURCE Ardent Mines Limited

Source: PR Newswire (May 31, 2011 - 9:15 AM EDT)

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